Exhibit 23.2









Consent of Independent Auditors





We consent to the inclusion of our report, dated February 18, 2003 with respect to the financial statements of Olympus Re Holdings Ltd. for the year ended December 31, 2002 and the period from December 3, 2001 (date of incorporation) to December 31, 2001, included as Item 15(d) in this Form 10-K and with respect to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-84303), Form S-8 and S-3 (No. 33-6054), Form S-8 and S-3 (No. 33-26434),
Form S-8 and S-3 (No. 33-30277), Form S-8 (No. 33-61682), Form S-8 (No.
33-61718), Form S-8 (No. 333-51494), and Form S-4 (No. 333-86018).








/s/ PricewaterhouseCoopers
--------------------------
PricewaterhouseCoopers
March 25, 2002